Exhibit 99.(s)(3)

BLACKROCK CORE ALTERNATIVES PORTFOLIO LLC
BLACKROCK CORE ALTERNATIVES TEI PORTFOLIO LLC
BLACKROCK CORE ALTERNATIVES MASTER PORTFOLIO LLC

ASSISTANT SECRETARY'S CERTIFICATE

I, Janey Ahn, Assistant Secretary of each of BlackRock Core Alternatives Portfolio LLC, BlackRock Core Alternatives TEI Portfolio LLC (each, a "Feeder Fund") and BlackRock Core Alternatives Master Portfolio LLC (the "Master Fund" and, collectively with the Feeder Funds, the "Funds"), each a Delaware limited liability company, do hereby certify that the following is a true, correct and complete copy of a resolution duly adopted by a unanimous written consent of the Board of Directors of each Fund as of October 27, 2008 and that such resolution has not been amended or modified, is in full force and effect in the form adopted and is the only resolution adopted by each Fund's Board of Directors relating to a power of attorney:

RESOLVED, that the Board of Directors hereby authorizes Donald C. Burke, President and Chief Executive Officer of the Funds; Neal J. Andrews, Chief Financial Officer of the Funds; Anne F. Ackerley, Vice President of the Funds; Jay Fife, Treasurer of the Funds; Howard B. Surloff, Secretary of the Funds; or Janey Ahn, Assistant Secretary of the Funds, to sign, on behalf of both a Feeder Fund and the Master Fund, the Registration Statement, any amendments thereto and any related registration statement or post-effective amendment filed under the 1933 Act on behalf of any Feeder Fund pursuant to a power of attorney, as contemplated by Rule 483(b) under the 1933 Act.

/s/ Janey Ahn
Janey Ahn
Assistant Secretary

Dated: November 24, 2008